EXHIBIT (a)(1)(v)

Instructions for Withdrawal
of
Previously Tendered Common Shares
of
Federated Hermes Premier Municipal Income Fund

If you tendered to Federated Hermes Premier Municipal Income Fund (NYSE: FMN), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 32% of its outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 13, 2024 and the related Letter of Transmittal (the “Offer”), and you wish to withdraw all or any of your previously tendered Common Shares, please fill out the attached Notice of Withdrawal.  If your Common Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your previously tendered Common Shares.
1.     Withdrawal.  If you have tendered your Common Shares pursuant to the Offer, you may withdraw your Common Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.  If your Common Shares are registered in the name of your Nominee Holder, contact that Nominee Holder to withdraw your previously tendered Common Shares.
2.     Delivery of Notice of Withdrawal.  Computershare Trust Company, N.A. (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on October 11, 2024, which is the current expiration date of the offer, unless the expiration date is extended to a later date by the Fund in its sole discretion (the “Expiration Date”).  The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Common Shareholders.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.  If your Common Shares are registered in the name of your Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Shares.  You should consult your Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your previously tendered Common Shares.
3.     Procedures and Signature Guarantee.  The Notice of Withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered Common Shareholders, if different from that of the person who tendered such Common Shares.  If the Common Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (or, in the case of Common Shares tendered by book entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) with (except in the case of Common Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Shares.  In addition, such notice must specify, in the case of Common Shares tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering Common Shareholder) and the number of Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Common Shares.  An “Eligible Institution” is a financial institution (including, without limitation, most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including, without limitation, the Securities Transfer Agents Medallion Program (STAMP).  If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

2

NOTICE OF WITHDRAWAL
of Common Shares
of
Federated Hermes Premier Municipal Income Fund

Previously Tendered
Pursuant to the Offer to Purchase Dated September 13, 2024
THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON
FRIDAY, October 11, 2024, UNLESS THE OFFER IS EXTENDED BY THE FUND IN ITS SOLE DISCRETION

This Notice of Withdrawal is Submitted to:

By First Class Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer COY: FMN P.O. Box 43011 Providence, RI 02940-3011	By Registered Certified or Express Mail or Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer COY: FMN 150 Royall Street Suite V Canton, MA 02021

Delivery will only be deemed valid if delivered in line with instructions. All trackable mail must be delivered to the above street address.

If you have any questions regarding this Notice of Withdrawal, please contact Georgeson LLC, the Information Agent for the Offer, toll free at (866) 461-7055.

DESCRIPTION OF COMMON SHARES WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Direct Registration Account(s))	Common Shares Withdrawn**
1 ☐ All 2 ☐ Partial: ______________________
* If you tendered Common Shares evidenced by Share Certificates, please also complete the below table. ** Unless otherwise indicated, it will be assumed that all Common Shares are being withdrawn.

VOLUNTARY CORPORATE ACTIONS; COY: FMN

DESCRIPTION OF COMMON SHARES WITHDRAWN (THAT WERE PREVIOUSLY TENDERED WITH SHARE CERTIFICATES)*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Share Certificate(s))	Common Shares Evidenced by Shares Certificates Withdrawn**
	Certificate Number(s)	Total Number of Common Shares Evidenced by Certificates(s)	Number of Common Shares Withdrawn

Total Common Shares Withdrawn
* Use this table if you tendered Share Certificates. ** Unless otherwise indicated, it will be assumed that all Common Shares are being withdrawn.

VOLUNTARY CORPORATE ACTIONS; COY: FMN

This Notice of Withdrawal is to be completed if you tendered common shares of beneficial interest, par value $0.01 per share (“Common Shares”), of Federated Hermes Premier Municipal Income Fund (NYSE: FMN), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company, in connection with its offer by to purchase for cash up to 32% of its outstanding Common Shares.

Signatures are required on the next page.

VOLUNTARY CORPORATE ACTIONS; COY: FMN

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.
Signature(s) of Owner(s):

Date: _______________________, 2024

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)
(Required if Common Shares have been delivered to the Depositary)
For use by financial institutions only.  Place medallion guarantee in space below.

VOLUNTARY CORPORATE ACTIONS; COY: FMN